Exhibit 99.1

1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Moira Conlon
Abernathy & MacGregor Group
(415) 501-6262

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-1698
LEVI STRAUSS & CO. ANNOUNCES EXPIRATION OF CONSENT PAYMENT DEADLINE
FOR TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 12.25% SENIOR NOTES DUE 2012
SAN FRANCISCO (October 4, 2007) — Levi Strauss & Co. announced today that the consent payment deadline in connection with the cash tender offer and related consent solicitation for any and all outstanding $525.0 million aggregate principal amount of its 12.25% Senior Notes due 2012 (the “Notes”) was yesterday, October 3, 2007, at 5 p.m., New York City time. The company was seeking consent to amend the indenture under which the Notes were issued to eliminate or make less restrictive most of the restrictive covenants, and certain related events of default, contained in the indenture. Adoption of the proposed amendments requires the consent of holders of at least a majority of the aggregate principal amount of the Notes. As of the consent payment deadline, the company had received tenders of Notes and deliveries of related consents from holders of approximately $505.7 million aggregate principal amount (or 96.3%) of the Notes. Accordingly, the requisite consents to adopt the proposed amendments have been received.
The proposed amendments will become operative when the company initially accepts the Notes for purchase pursuant to the terms of the offer, which will occur promptly following, and subject to, the satisfaction or waiver of the conditions to the offer, including the company’s amendment of its senior secured revolving credit facility to increase its line of credit thereunder by an additional $200.0 million to $750.0 million, which shall include a $250.0 million tranche that is secured by certain U.S. trademarks associated with the Levi’s® brand upon terms and conditions satisfactory to the company. The company expects to accept for purchase Notes tendered prior to the consent payment deadline on October 11, 2007.
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LS&CO. Consent Expiration/Add One
October 4, 2007
The tender offer yield for the Notes tendered and accepted will be 4.565% and was determined as of 10 a.m. New York City time, on October 3, 2007 by reference to a fixed spread of 50 basis points over the yield of 4.065% of the 4.375% U.S. Treasury Note due December 31, 2007 (as reported by Bloomberg Government Pricing Monitor on “Page PX3”), as described in the Offer to Purchase and Consent Solicitation Statement, dated September 19, 2007. Assuming an initial payment date of October 11, 2007, the total consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to October 3, 2007, is $1,073.99, which includes an early consent payment of $30.00 per $1,000 principal amount of the Notes.
Notes tendered may no longer be withdrawn except as required by law. As previously announced, the tender offer will expire at midnight, New York City time, on October 17, 2007, unless extended or earlier terminated by the company. Holders of Notes tendered after the consent payment deadline but prior to the expiration of the tender offer will not be entitled to the consent payment of $30.00 per $1,000 aggregate principal amount of Notes.
The company has retained Credit Suisse as dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Credit Suisse at 212-325-4951 (collect). Holders can request documents from D.F. King & Co., Inc., the information agent and tender agent, at 888-887-0082 (U.S. toll free) or 212-269-5550 (collect).
This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The tender offer is made only by an Offer to Purchase and Consent Solicitation Statement, dated September 19, 2007. The tender offer is not being made directly or indirectly to any resident or person located in any jurisdiction where the tender offer would be unlawful.
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LS&CO. Consent Expiration/Add Two
October 4, 2007
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended 2006, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release.
We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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